EXHIBIT 5.1

Erwin & Thompson LLP
1 East Liberty Street Suite 424
Reno, Nevada 89501 USA
Telephone 775 786 9494
Facsimile    775 7861180
email  erwin@renolaw.com
URL  www.renolaw.com

December 24, 2012

To the Board of Directors

California Gold Corp.

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

Re: California Gold Corp.

We have acted as counsel for California Gold Corp., a Nevada corporation (the “Corporation”), on matters of Nevada law in connection with the Corporation’s filing of Amendment No. 2 to a Registration Statement on Form S-1 (File No. 333-179466) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”), pursuant to which (i) 22,077,588 issued and outstanding shares (the “Selling Stockholder Shares”) of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and 39,546,194 shares of the Common Stock (the “Selling Stockholder Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Selling Stockholder Warrants”) will be registered on behalf of the selling stockholders identified in the Registration Statement and (ii) 100,000,000 shares of the Common Stock (the “Corporation Shares”) will be registered on behalf of the Corporation.

In this regard we have examined the following documents:

1. The Articles of Incorporation and the Bylaws, in effect on the above date, and the corporate records of the Corporation as filed in the minute book of the Corporation.

2. The records of the Office of the Secretary of State of the State of Nevada.

3.	The Certificate of Existence with Status in Good Standing issued by the Secretary of State of the State of Nevada on December 24, 2012

4.	The Registration Statement.

December 24, 2012

5. The agreements pursuant to which the Selling Stockholder Shares and the Selling Stockholder Warrants were issued and the directors’ resolutions approving the agreements and the issuance of the Selling Stockholder Shares, the Selling Stockholder Warrants and the Corporation Shares.

In addition, we have examined the originals, or copies certified to our satisfaction, of the records of the Corporation and certificates of the officers of the Corporation as we have deemed necessary as a basis for our opinions. In such examination, we have assumed the conformity with the originals of all documents submitted to us as copies, the authenticity of such documents and the genuineness and authorization of all signatures. As to any facts relevant to our opinions which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

We have examined the laws of the State of Nevada and those other legal considerations which we, in our judgment, deem necessary or appropriate in order to render the opinions expressed below.

Our opinions are subject to the following qualifications:

A. We have reviewed and our opinions are limited to the laws and regulations of the State of Nevada, including the judicial decisions interpreting those laws and regulations. Except as expressly stated in this opinion, we have not been called upon to review, nor have we reviewed, or to render any opinion regarding the laws of any other jurisdiction or any federal securities laws or tax laws (including laws governing sales and use taxes) or regulations in connection with the transactions described in the Registration Statement pursuant to which the Shares and the Warrants were issued, and, except as specifically stated in this opinion, we express no opinion whatsoever as to the effect such laws or regulations may have upon such transactions.

B. This opinion is rendered as of the above date, and we do not undertake to advise you of any matters which may come to our attention after the above date which may affect the opinions expressed in this letter.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Corporation is a corporation duly incorporated and validly existing under the laws of the State of Nevada and is in good standing with respect to the filing of the annual list required to be filed under the laws of the State of Nevada.

2. The Selling Stockholder Shares to be registered on the effectiveness of the Registration Statement have been duly authorized and validly issued, and are fully paid and non-assessable.

3. Upon the exercise of the Selling Stockholder Warrants and payment of the purchase price for the Selling Stockholder Warrants in accordance with the Selling Stockholder Warrant terms, the Selling Stockholder Warrant Shares issued and sold upon such exercise will be validly issued, fully paid and non-assessable. The Corporation has reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants.

December 24, 2012

4. The Corporation Shares to be registered on the effectiveness of the Registration Statement have been duly authorized and, upon issuance and sale, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We do not assume, and we explicitly disclaim, any responsibility to advise any person who is permitted to rely on any opinion expressed in this letter as specified in this paragraph of any change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter stated in or relating to this opinion letter. Accordingly, any person relying on this opinion letter at any time should seek the advice of such person’s counsel as to the proper application of this opinion letter at such time.

Very truly yours,

/s/ Erwin & Thompson LLP
Erwin & Thompson LLP